Exhibit 99.1

For Immediate Release
Investor Contact: Tom Van Hall	Media Contact: Meredith Gremel
Interim Chief Financial Officer	Vice President Corporate Affairs and Communications
(616) 878-8023	(616) 878-2830

SpartanNash Announces Second Quarter Fiscal Year 2017 Financial Results

Consolidated Net Sales Increased 3.7% Driven by Growth in Food Distribution Segment

Reported Second Quarter EPS from Continuing Operations Improved to $0.56 per Diluted Share;

Adjusted Second Quarter EPS from Continuing Operations Improved to $0.60 per Diluted Share

Experienced Food Distribution Executive Mark Shamber to Join Company as CFO in September

GRAND RAPIDS, MICHIGAN – August 16, 2017 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week second quarter and 28-week period ended July 15, 2017.

Second Quarter Results

Consolidated net sales for the second quarter increased $67.1 million to $1.89 billion from $1.83 billion in the prior year quarter. The increase in net sales was driven by contributions from the Caito Foods Service (“Caito”) acquisition and organic growth in the food distribution segment.

Reported operating earnings improved to $38.9 million from $32.6 million in the prior year quarter. The increase was primarily due to lower asset impairment and restructuring charges compared to the prior year and continuing favorable results in the food distribution segment. Adjusted operating earnings(1) improved to $41.4 million from $39.3 million in the prior year quarter as organic sales growth and favorable margins in food distribution mitigated the impact of a challenging retail environment, with additional favorable impacts from general cost control, supply chain efficiency improvements and lower incentive compensation expense. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported earnings from continuing operations improved $3.5 million to $21.1 million, or $0.56 per diluted share, compared to $17.6 million, or $0.47 per diluted share, in the prior year quarter. Adjusted earnings from continuing operations(2) for the second quarter improved to $22.6 million, or $0.60 per diluted share, from $21.7 million, or $0.58 per diluted share, in the prior year quarter. Current year adjusted earnings from continuing operations exclude net after-tax charges of $0.04 per diluted share primarily related to start-up costs associated with the new Fresh Kitchen operation and merger/acquisition and integration activities mainly associated with the most recent acquisition. Prior year adjusted earnings from continuing operations exclude net after-tax charges of $0.11 per diluted share primarily related to asset impairment charges, restructuring activities associated with the Company’s warehouse rationalization plan, and ongoing merger/integration activities.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(3) improved by 5.6 percent to $62.0 million, or 3.3 percent of net sales, compared to $58.7 million, or 3.2 percent of net sales, in the prior year quarter, marking the 3rd consecutive quarter of year-over-year improvement in Adjusted EBITDA.

“We continue to be very pleased with our food distribution segment’s performance despite challenging retail market conditions, as the creative solutions we offer our customers continue to contribute to their success as well as ours,” said David Staples, President and Chief Executive Officer (“CEO”). “On a consolidated basis, we delivered both top-line and earnings growth primarily due to increases in our food distribution segment and from ongoing improvements to our supply chain. As anticipated, we began to see an easing of deflationary pressures with overall food inflation coming in flat to slightly inflationary for the quarter, marking the first quarter without deflation in over a year. While the integration of our latest acquisition and the start-up of our new Fresh Kitchen facility have been slower than anticipated, we are excited about the potential they provide for both the fresh-cut fruits/vegetables and freshly prepared meal solution offerings, which are right in line with the ever-increasing consumer demand for convenience. During the quarter, we began shipping private brand products to U.S. military commissaries and look forward to the continued roll out of this program in the second half of the year. Additionally, at the beginning of the third quarter, we entered into an agreement to obtain all of the commissary distribution business from a DeCA provider exiting the business in the Southwest. We expect these two events to reverse the current military trends to positive by the fourth quarter. It is an exciting time at SpartanNash given the growth we are experiencing with our distribution customers and the new arenas we are entering, the positive changes we are bringing to our military business, and the continued enhancements we are making in our retail operations. We remain confident in our strategy and believe our expertise as a food wholesaler and retailer gives us a unique competitive advantage and enables us to deliver best-in-class solutions to our food distribution and retail customers.”

Gross profit margin for the second quarter was 14.3 percent compared to 14.4 percent in the prior year quarter primarily due to the mix of business operations.

Reported operating expenses for the second quarter were $232.1 million, or 12.2 percent of net sales, compared to $230.1 million, or 12.6 percent of net sales, in the prior year quarter. The lower expenses as a rate to net sales was primarily attributable to lower restructuring and asset impairment costs compared to the prior year quarter, benefits associated with supply chain improvements and lower incentive compensation costs, partially offset by higher expenses due to the recent acquisition and the mix of business operations. Second quarter operating expenses would have been $231.5 million compared to $223.4 million in the prior year quarter, representing 12.2 percent of net sales in both periods, if the previously mentioned adjustments were excluded.

Food Distribution Segment

Net sales for the food distribution segment increased $121.3 million, or 14.8 percent, to $941.6 million from $820.3 million in the prior year quarter, primarily due to contributions from the recent acquisition and organic sales growth from new and existing customers.

Reported operating earnings for the food distribution segment increased to $23.2 million from $19.2 million in the prior year quarter. The increase in reporting operating earnings was due to sales growth, favorable margins, supply chain optimization efforts and lower incentive compensation costs, partially offset by start-up and integration costs related to the recent acquisition, and higher depreciation and amortization expense. Second quarter adjusted operating earnings increased to $25.8 million from $21.6 million in the prior year quarter. Second quarter adjusted operating earnings in the current and prior year exclude $2.6 million and $2.4 million, respectively, of pre-tax charges primarily related to Fresh Kitchen start-up costs and merger/acquisition and integration costs in the current year, and restructuring charges related to the Company’s warehouse optimization plan in both periods. Adjusted operating earnings by segment(4) is a non-GAAP operating financial measure.

Military Segment

Net sales for the military segment were $471.1 million compared to $505.4 million in the prior year quarter. The decrease was primarily due to lower sales at the Defense Commissary Agency (“DeCA”) operated commissaries. Reported operating earnings for the military segment were $2.5 million in both the current and prior year quarter. Reported operating earnings were comparable to the prior year, representing a significant improvement from the first quarter year-over-year trend, as the impact of lower sales was offset by favorable margins and lower incentive compensation and health care costs. These trends are expected to improve over the remainder of the fiscal year as the Company begins to service new business in the Southwest and as the private brand program continues to roll out. Adjusted operating earnings increased to $2.5 million from $2.2 million in the prior year quarter.

Retail Segment

Net sales for the retail segment were $482.0 million in the second quarter compared to $501.8 million for the prior year quarter. The decrease in net sales was primarily attributable to $11.6 million in lower sales resulting from the closures and sales of retail stores as well as a 1.8 percent decrease in comparable store sales for the quarter, excluding fuel, which despite the challenging retail environment, was in line with past quarter results.

Reported operating earnings in the retail segment increased to $13.2 million from $10.9 million in the prior year quarter. The increase in reported operating earnings was primarily attributable to lower restructuring and asset impairment costs compared to the prior year quarter. Adjusted operating earnings were $13.1 million compared to $15.5 million in the prior year quarter. The decrease in adjusted operating earnings reflects the difficult sales environment and incremental margin investment in the Company’s fresh departments. Adjusted operating earnings exclude $0.1 million of pre-tax gains in this year’s second quarter and $4.6 million of pre-tax asset impairment and merger integration charges in the prior year quarter.

In connection with its store rationalization plan and obtaining new distribution business, the Company sold two of its retail stores in the second quarter to a new food distribution customer, ending the quarter with 151 corporate owned retail stores compared to 160 stores in the prior year quarter.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the year-to-date period was $38.4 million, compared to $56.3 million provided by operating activities in the comparable period last year. The change in cash flow was mainly due to changes in working capital, particularly higher accounts receivable balances at military as certain customers were addressing system conversion issues and payments were temporarily delayed.

Long-term debt and capital lease obligations, including current maturities, were $660.3 million at July 15, 2017 compared to $431.1 million at December 31, 2016. The increase was a result of the Company funding the recent acquisition with proceeds from the Company’s Credit Agreement. Net long-term debt(5) (including current maturities and capital lease obligations and subtracting cash) was $637.5 million as of July 15, 2017 compared to $406.7 million at December 31, 2016. The Company's total net long-term debt-to-capital ratio is 0.4-to-1 and net long-term debt to Adjusted EBITDA(6) is 2.7-to-1, as of July 15, 2017.

Outlook

Mr. Staples continued, “Our first half results demonstrate the continuing execution of our business strategy, and we are excited about the growth opportunities developing in our food distribution and military segments. As we integrate the operations of our recent acquisition, refine and expand production in our new Fresh Kitchen facility, and onboard new military business, the positive momentum in our distribution operations will continue to drive growth as more customers will benefit from our expanded product offering and innovative solutions. Our strong track record of customer satisfaction and supply chain capabilities provide a solid foundation for continued organic growth and a healthy pipeline of prospects. In our retail segment, we are committed to providing a great shopping experience for our customers and continue to pursue other channels for providing quality products in a convenient and affordable manner while ensuring our merchandising efforts are aligned with ever-changing consumer demands. During the quarter we introduced Fast Lane, our new online ordering and curbside pick-up service, and anticipate rolling out the service to as many as 50 corporate-owned retail stores by the end of the year. Despite the difficult retail environment, we believe we are well positioned against the market backdrop and will continue to evolve our merchandising efforts and customer personalization initiatives to deliver an even better experience for our customers. As anticipated, we are beginning to see an easing of the recent deflationary pressures; however, we do not see a return to originally expected levels of inflation at this time. Given this trend and the difficult retail environment existing currently, we expect comparable store sales to be negative for the remainder of the year. As we move into the second half of the year, we remain committed to both top-line and earnings growth and delivering long-term value to our shareholders.”

Based on the first half results and outlook for the remainder of the year, the Company is refining its guidance for fiscal 2017. The Company expects adjusted earnings per share from continuing operations(7) of approximately $2.18 to $2.28, excluding merger/acquisition and integration costs and other adjusted expenses and gains, and reported earnings from continuing operations of approximately $1.83 to $1.90 per diluted share. For the third quarter of fiscal 2017, the Company anticipates earnings to be flat to slightly ahead of the prior year as continued strong performance in distribution operations will be partially offset by slower-than-anticipated contributions from the recent acquisition and a challenging marketplace at retail. On the acquisition front, the Company continues to see progress integrating operations, has begun limited production at the Fresh Kitchen facility, and remains confident about the ultimate growth potential and long-term vision for this business and its ready-to-eat categories. The performance of these operations, however, is currently not anticipated to meet original expectations for the current fiscal year but is projected to be accretive in fiscal 2018. To address the challenging retail landscape, the Company is continuing to invest in its store base, personalized marketing initiatives, customer convenience and experience, and the launch of its Our Family® brand into the Michigan region, which will provide the Company with a high quality, company-wide private brand program. For the military segment, the recently secured new business, together with increasing contributions from the DeCA private brand program, are expected to grow military’s sales and earnings in the second half of the fiscal year.

The Company continues to expect an easing of deflationary pressures with modest food inflation anticipated in the second half of the year. Accordingly, and depending on the variability associated with inflation by commodity and its related impact on LIFO, the Company does not expect the prior year deflation-related LIFO benefit of $0.07 per diluted share to repeat in the fourth quarter of fiscal 2017.

Due to changes in the timing of capital projects and several emerging long-term growth opportunities materializing more quickly than anticipated, the Company now expects capital expenditures for fiscal year 2017 to be in the range of $75.0 million to $78.0 million, depreciation and amortization to be approximately $83.0 million to $85.0 million, and total interest expense to be in the range of $23.0 million to $25.0 million.

Recent Developments

SpartanNash announced today that the Company has appointed Mark Shamber as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”), effective September 11, 2017. Mr. Shamber previously served as CFO for United Natural Foods, Inc., a specialty and organic food distributor (Nasdaq: UNFI). Following his departure from UNFI at the end of 2015, he has been working as an independent consultant and serving as the Vice Chairman, Board of Directors of Day Kimball Healthcare, Inc. Earlier in his career, Mr. Shamber worked in the audit practice of Ernst & Young, and in the finance department of Reebok International.

As SpartanNash's EVP and CFO, Shamber will direct finance, mergers & acquisitions, treasury, internal audit, real estate, and risk management. He will report to David Staples, SpartanNash’s President and CEO.

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2017 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 17, 2017. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores and U.S. military commissaries. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. As of today, SpartanNash currently operates 150 supermarkets, primarily under the banners of Family Fare Supermarkets, VG’s Food and Pharmacy, D&W Fresh Market, Sun Mart, and Family Fresh Market. Through its MDV military division, SpartanNash is the leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "outlook," "momentum," "believe," "anticipates," "continue," "expects," "guidance," "potential," "trend," or "plan" or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(4) A reconciliation of operating earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(5) A reconciliation of long-term debt and capital lease obligations to total net long-term debt and capital lease obligations, a non-GAAP financial measure, is provided below.

(6) The net long-term debt to Adjusted EBITDA ratio has not been adjusted for the recent acquisition’s results on a pro forma or annualized basis.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended			28 Weeks Ended
	July 15,	July 16,		July 15,		July 16,
	2017	2016		2017		2016
Net sales	$1,894,709	$1,827,562		$4,297,213		$4,106,332
Cost of sales	1,623,683	1,564,863		3,668,811		3,509,391
Gross profit	271,026	262,699		628,402		596,941

Operating expenses
Selling, general and administrative	231,476	223,418		554,170		519,799
Merger/acquisition and integration	622	913		4,638		1,810
Restructuring (gains) charges and asset impairment	(14)	5,748		1,008		21,052
Total operating expenses	232,084	230,079		559,816		542,661

Operating earnings	38,942	32,620		68,586		54,280

Other (income) and expenses
Interest expense	5,682	4,437		12,997		10,260
Other, net	(67)	(120)		(172)		(270)
Total other expenses, net	5,615	4,317		12,825		9,990

Earnings before income taxes and discontinued operations	33,327	28,303		55,761		44,290
Income taxes	12,267	10,743		19,636		16,770
Earnings from continuing operations	21,060	17,560		36,125		27,520

Loss from discontinued operations, net of taxes	(31)	(76)		(71)		(185)
Net earnings	$21,029	$17,484		$36,054		$27,335

Basic earnings per share:
Earnings from continuing operations	$0.56	$0.47		$0.96		$0.73
Loss from discontinued operations	—	—	*	—	*	—
Net earnings	$0.56	$0.47		$0.96		$0.73

Diluted earnings per share:
Earnings from continuing operations	$0.56	$0.47		$0.96		$0.73
Loss from discontinued operations	—	—		(0.01)	*	—
Net earnings	$0.56	$0.47		$0.95		$0.73

Weighted average shares outstanding:
Basic	37,809	37,475		37,742		37,483
Diluted	37,832	37,547		37,787		37,541

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 15,	July 16,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$22,726	$23,816
Accounts and notes receivable, net	349,279	306,418
Inventories, net	555,578	536,299
Prepaid expenses and other current assets	32,712	28,862
Property and equipment held for sale	173	—
Total current assets	960,468	895,395

Property and equipment, net	621,618	575,063
Goodwill	366,636	322,686
Intangible assets, net	130,048	61,228
Other assets, net	119,765	69,491

Total assets	$2,198,535	$1,923,863

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$394,276	$339,084
Accrued payroll and benefits	60,363	62,687
Other accrued expenses	41,166	42,788
Current maturities of long-term debt and capital lease obligations	19,001	19,106
Total current liabilities	514,806	463,665

Long-term liabilities
Deferred income taxes	137,219	121,352
Postretirement benefits	16,689	16,061
Other long-term liabilities	39,496	45,519
Long-term debt and capital lease obligations	641,257	473,399
Total long-term liabilities	834,661	656,331

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,536 and 37,468 shares outstanding	522,046	518,702
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,392)	(11,445)
Retained earnings	338,414	296,610
Total shareholders’ equity	849,068	803,867

Total liabilities and shareholders’ equity	$2,198,535	$1,923,863

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	28 Weeks Ended
	July 15,	July 16,
	2017	2016
Cash flow activities
Net cash provided by operating activities	$38,357	$57,182
Net cash used in investing activities	(247,801)	(35,528)
Net cash provided by (used in) financing activities	207,796	(20,276)
Net cash provided by (used in) discontinued operations	23	(281)
Net (decrease) increase in cash and cash equivalents	(1,625)	1,097
Cash and cash equivalents at beginning of fiscal year	24,351	22,719
Cash and cash equivalents at end of fiscal year	$22,726	$23,816

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
	July 15, 2017		July 16, 2016		July 15, 2017		July 16, 2016
Food Distribution Segment:
Net sales	$941,636	49.7%	$820,328	44.9%	$2,104,586	49.0%	$1,811,465	44.1%
Operating earnings	$23,204		$19,227		$48,518		$45,083
Military Segment:
Net sales	471,077	24.9%	505,418	27.6%	1,114,390	25.9%	1,179,941	28.7%
Operating earnings	2,509		2,497		3,399		5,930
Retail Segment:
Net sales	481,996	25.4%	501,816	27.5%	1,078,237	25.1%	1,114,926	27.2%
Operating earnings	13,229		10,896		16,669		3,267
Total:
Net sales	$1,894,709	100.0%	$1,827,562	100.0%	$4,297,213	100.0%	$4,106,332	100.0%
Operating earnings	$38,942		$32,620		$68,586		$54,280

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 15,	July 16,	July 15,	July 16,
(In thousands)	2017	2016	2017	2016
Net earnings	$21,029	$17,484	$36,054	$27,335
Loss from discontinued operations, net of tax	31	76	71	185
Income taxes	12,267	10,743	19,636	16,770
Other expenses, net	5,615	4,317	12,825	9,990
Operating earnings	38,942	32,620	68,586	54,280
Adjustments:
LIFO expense	692	1,059	2,282	2,471
Depreciation and amortization	19,018	17,635	44,099	41,004
Merger/acquisition and integration	622	913	4,638	1,810
Restructuring (gains) charges and asset impairment	(14)	5,748	1,008	21,052
Fresh Kitchen start-up costs	1,854	—	4,602	—
Stock-based compensation	1,139	1,043	7,491	6,067
Other non-cash (gains) charges	(300)	(295)	(523)	76
Adjusted EBITDA	$61,953	$58,723	$132,183	$126,760
Reconciliation of operating earnings to adjusted EBITDA by segment:
Food Distribution:
Operating earnings	$23,204	$19,227	$48,518	$45,083
Adjustments:
LIFO expense	380	551	1,263	1,288
Depreciation and amortization	6,827	4,827	15,429	11,297
Merger/acquisition and integration	468	93	4,315	561
Restructuring charges and asset impairment	301	2,308	901	4,541
Fresh Kitchen start-up costs	1,854	—	4,602	—
Stock-based compensation	551	369	3,511	2,681
Other non-cash (gains) charges	(1)	25	46	201
Adjusted EBITDA	$33,584	$27,400	$78,585	$65,652
Military:
Operating earnings	$2,509	$2,497	$3,399	$5,930
Adjustments:
LIFO expense	84	234	392	545
Depreciation and amortization	2,607	2,682	6,046	6,157
Merger/acquisition and integration	—	—	—	1
Restructuring gains	—	(291)	—	(259)
Stock-based compensation	165	226	1,127	1,007
Other non-cash (gains) charges	(14)	(5)	(16)	203
Adjusted EBITDA	$5,351	$5,343	$10,948	$13,584
Retail:
Operating earnings	$13,229	$10,896	$16,669	$3,267
Adjustments:
LIFO expense	228	274	627	638
Depreciation and amortization	9,584	10,126	22,624	23,550
Merger/acquisition and integration	154	820	323	1,248
Restructuring charges and asset impairment	(315)	3,731	107	16,770
Stock-based compensation	423	448	2,853	2,379
Other non-cash gains	(285)	(315)	(553)	(328)
Adjusted EBITDA	$23,018	$25,980	$42,650	$47,524

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 15,	July 16,	July 15,	July 16,
(In thousands)	2017	2016	2017	2016
Operating earnings	$38,942	$32,620	$68,586	$54,280
Adjustments:
Merger/acquisition and integration	622	913	4,638	1,810
Restructuring (gains) charges and asset impairment	(14)	5,748	1,008	21,052
Fresh Kitchen start-up costs	1,854	—	4,602	—
Stock compensation associated with executive retirement	—	—	1,172
Severance associated with cost reduction initiatives	21	11	24	690
Adjusted operating earnings	$41,425	$39,292	$80,030	$77,832
Reconciliation of operating earnings to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$23,204	$19,227	$48,518	$45,083
Adjustments:
Merger/acquisition and integration	468	93	4,315	561
Restructuring charges and asset impairment	301	2,308	901	4,541
Fresh Kitchen start-up costs	1,854	—	4,602	—
Stock compensation associated with executive retirement	—	—	591
Severance associated with cost reduction initiatives	21	—	22	206
Adjusted operating earnings	$25,848	$21,628	$58,949	$50,391
Military:
Operating earnings	$2,509	$2,497	$3,399	$5,930
Adjustments:
Merger/acquisition and integration	—	—	—	1
Restructuring gains	—	(291)	—	(259)
Stock compensation associated with executive retirement	—	—	147	—
Severance associated with cost reduction initiatives	—	1	1	223
Adjusted operating earnings	$2,509	$2,207	$3,547	$5,895
Retail:
Operating earnings	$13,229	$10,896	$16,669	$3,267
Adjustments:
Merger/acquisition and integration	154	820	323	1,248
Restructuring (gains) charges and asset impairment	(315)	3,731	107	16,770
Stock compensation associated with executive retirement	—	—	434	—
Severance associated with cost reduction initiatives	—	10	1	261
Adjusted operating earnings	$13,068	$15,457	$17,534	$21,546

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended
	July 15, 2017		July 16, 2016
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$21,060	$0.56	$17,560	$0.47
Adjustments:
Merger/acquisition and integration	622		913
Restructuring (gains) charges and asset impairment	(14)		5,748
Fresh Kitchen start-up costs	1,854		—
Severance associated with cost reduction initiatives	21		11
Total adjustments	2,483		6,672
Income tax effect on adjustments (a)	(932)		(2,525)
Total adjustments, net of taxes	1,551	0.04	4,147	0.11
Adjusted earnings from continuing operations	$22,611	$0.60	$21,707	$0.58

	28 Weeks Ended
	July 15, 2017		July 16, 2016
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$36,125	$0.96	$27,520	$0.73
Adjustments:
Merger integration and acquisition expenses	4,638		1,810
Restructuring charges and asset impairment	1,008		21,052
Fresh Kitchen start-up costs	4,602		—
Severance associated with cost reduction initiatives	24		690
Stock compensation associated with executive retirement	1,172		—
Total adjustments	11,444		23,552
Income tax effect on adjustments (a)	(4,295)		(8,953)
Total adjustments, net of taxes	7,149	0.19	14,599	0.39
Adjusted earnings from continuing operations	$43,274	$1.15	$42,119	$1.12

(a)	The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	July 15,	December 31,
	2017	2016
Current maturities of long-term debt and capital lease obligations	$19,001	$17,424
Long-term debt and capital lease obligations	641,257	413,675
Total debt	660,258	431,099
Cash and cash equivalents	(22,726)	(24,351)
Total net long-term debt	$637,532	$406,748

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 30, 2017
	Low	High
Earnings from continuing operations	$1.83	$1.90
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.12	0.13
Restructuring charges and asset impairment	0.09	0.09
Fresh Kitchen start-up costs	0.12	0.14
Stock compensation associated with executive retirement	0.02	0.02
Adjusted earnings from continuing operations	$2.18	$2.28